UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2007

THORNBURG MORTGAGE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-11914	85-0404134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Washington Avenue, Suite 302 Santa Fe, New Mexico	87501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (505) 989-1900

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 20, 2005, Thornburg Mortgage, Inc. (the “Company”) filed a registration statement (File No. 333-125125) on Form S-3 with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on June 16, 2005 (the prospectus contained therein is referred to as the “Prospectus”). On June 18, 2007, the Company filed a supplement to the Prospectus dated June 14, 2007, (the “Prospectus Supplement”) with the SEC, relating to the issuance and sale of 2,750,000 shares of the 7.50% Series E Cumulative Convertible Redeemable Preferred Stock (the “Transaction”) to underwriters (the “Underwriters”) represented by Stifel, Nicolaus & Company, Incorporated and A.G. Edwards & Sons, Inc. (the “Representatives”). In connection with the filing of the Prospectus Supplement with the SEC, the Company is filing an opinion of Heller Ehrman LLP attached as Exhibit 5.1 hereto, which is incorporated by reference herein.

On June 14, 2007, the Company entered into an Underwriting Agreement (the “Agreement”) with the Representatives and Thornburg Mortgage Advisory Corporation (the “Manager”) relating to the Transaction. The Company has granted the Underwriters the right to purchase up to an additional 412,500 shares of 7.50% Series E Cumulative Convertible Redeemable Preferred Stock (the “Series E Preferred Stock”) to cover over-allotments. The Agreement is attached as Exhibit 1.23 hereto and incorporated by reference herein.

The Company will pay cumulative cash dividends on the Series E Preferred Stock, as declared by its Board of Directors, quarterly in an amount per share of Series E Preferred Stock equal to the sum of (i) $0.46875 per quarter (which is equal to an annual base rate of 7.50% of the $25.00 liquidation preference per share or $1.875 per year), plus (ii) the product of (x) the excess, if any, over $0.68 of the quarterly cash dividend paid in respect of each share of the Company’s common stock for the applicable quarter and (y) the conversion rate then in effect (initially, 0.77232). During any period of time that both (i) the Series E Preferred Stock is not listed on the New York Stock Exchange (the “NYSE”) or the American Stock Exchange (the “AMEX”) or quoted on the NASDAQ Stock Market, Inc. (the “NASDAQ”), and (ii) the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but shares of the Series E Preferred Stock are outstanding, the base rate of the cumulative cash dividends payable during such period on the Series E Preferred Stock will increase by 1% per annum.

Dividends will be payable quarterly in arrears on the 15th day of January, April, July and October of each year (or, if not a business day, the next succeeding business day) to holders of record on the last day of each of March, June, September and December immediately preceding the applicable dividend payment date. The first dividend payment date of the Series E Preferred Stock will be July 15, 2007 and will be for less than a full quarter.

Shares of the Series E Preferred Stock will be convertible at the option of the Series E Preferred Stock holder at any time into a number of shares of common stock determined by multiplying the number of shares of Series E Preferred Stock by the conversion rate then in effect. The conversion rate will initially be 0.77232 of a share of common stock per share of Series E Preferred Stock, which is equivalent to an initial conversion price of $32.37 per share of common stock. The conversion rate is subject to adjustment upon the occurrence of certain events. On or after June 19, 2012, the Company may, at its option, require Series E Preferred Stock holders to convert the Series E Preferred Stock into that number of shares of common stock that are issuable at the conversion rate then in effect. The Company may

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exercise its conversion option only if the closing price of the common stock equals or exceeds 130% of the then prevailing conversion price of the Series E Preferred Stock for at least 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to the Company’s issuance of a press release announcing the exercise of its conversion option.

If at any time both (i) the Series E Preferred Stock is not listed on the NYSE or the AMEX or quoted on the NASDAQ, and (ii) the Company is not subject to the reporting requirements of the Exchange Act, the Company will have the option to redeem the Series E Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series E Preferred Stock ceases to be listed and the Company ceases to be subject to such reporting requirements, for cash at $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the redemption date. The Series E Preferred Stock is not redeemable prior to June 19, 2012, except as otherwise described above or in certain circumstances to enforce the limitations on ownership necessary to preserve the Company’s qualification as a REIT for federal income tax purposes. On or after June 19, 2012, the Company, at its option, may redeem the Series E Preferred Stock, in whole or in part, at any time and from time to time, at a cash redemption price equal to the $25.00 per share liquidation preference plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption.

The Series E Preferred Stock will be listed on the NYSE under the symbol “TMA PRE.”

The aggregate net proceeds to the Company (after deducting underwriting discounts and estimated expenses) are estimated to be approximately $66.2 million, assuming no exercise of the over-allotment option.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Name of Exhibit
1.23	Underwriting Agreement, dated June 14, 2007, by and among the Company, the Manager and the Representatives

5.1	Opinion of Heller Ehrman LLP

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.
(Registrant)

Date June 18, 2007	By	/s/ Stephen E. Newton
	Name:	Stephen E. Newton
	Title:	Secretary

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EXHIBIT INDEX

EXHIBIT NUMBER	NAME OF EXHIBIT
1.23	Underwriting Agreement, dated June 14, 2007, by and among the Company, the Manager and the Representatives

5.1	Opinion of Heller Ehrman LLP

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

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